Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS
DALLAS – (BUSINESS WIRE) – March 7, 2005 – Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the fourth quarter and full year 2005. Company highlights for the fourth quarter and 2005 fiscal year include:
Financial Highlights
•	Full year revenues increased 13 percent from 2004 to $105.2 million.
•	Fourth quarter revenues increased 32 percent to $31.5 million compared to the fourth quarter of 2004.
•	Full year adjusted EBITDAR (income from operations plus depreciation and amortization and facility lease expense) increased 39 percent to $26.1 million, versus the year ago period.
•	Fourth quarter adjusted EBITDAR increased approximately 66 percent to $8.4 million, versus the fourth quarter of 2004.
•	Full year income from operations increased approximately 69 percent from 2004 to $11.4 million.
•	Fourth quarter income from operations increased 59 percent to $3.2 million from the year ago period.
Fourth Quarter Operational Highlights
•	Average physical occupancy rate on stabilized communities of 92 percent compared to 90 percent in the fourth quarter of 2004.
•	Operating margins (before property taxes, insurance and management fees) of 47 percent in stabilized independent and assisted living communities.
•	All community revenues increased 7.5 percent and operating income increased 15.3 percent versus the comparable period of the prior year.
Significant Transactions
•	Completed the sale of six communities owned by a joint venture with affiliates of Blackstone Real Estate Advisors (“Blackstone”); leased these communities in an $85 million transaction with Ventas, Inc. (“Ventas”). Recorded a gain of approximately $4.0 million (amortized over ten years) and received cash proceeds of more than $6.1 million.
•	Leased a seventh community from Ventas, which Ventas purchased for $19.5 million.
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•	In January 2006, announced the formation of a joint venture with GE Healthcare Financial Services to acquire five senior housing communities; four have since been acquired.
•	In February 2006, announced a single community sale/leaseback transaction with Ventas which is expected to result in a gain of approximately $14.5 million (amortized over ten years), retirement of approximately $16.2 million of variable rate debt and cash proceeds after debt retirement of approximately $12.4 million.
•	The Company intends to use a portion of these cash proceeds to pay down other debt and refinance nearly all of the remaining variable rate debt at fixed interest rates approximately 200 basis points below current levels.
“The significant accomplishments of the past year were a result of our experienced and dedicated team continuing to successfully execute on our long-term strategy,” said James A. Stroud, Chairman of the Company. “We are pleased to report growth in revenues of 13 percent which yielded a 69 percent increase in income from operations. In addition, we strengthened our capital structure, and have forged a solid platform for future growth. We are excited about the business plan and believe 2006 holds significant potential.”
Operating and Financial Results
Fourth Quarter Results
For the fourth quarter of 2005, the Company reported revenues of $31.5 million, compared to revenues of $23.9 million in the fourth quarter of 2004, an increase of approximately $7.6 million or 32 percent. Resident and healthcare revenue increased from the fourth quarter of the prior year by approximately $7.8 million, or 34 percent, primarily as a result of consolidating seven communities which were leased from Ventas in two separate transactions which closed in the quarter. Six of these communities were previously owned by a joint venture between affiliates of the Company and Blackstone (and not consolidated) and the seventh was an additional community which Ventas acquired from a third party.
The number of consolidated communities increased from 29 in the fourth quarter of 2004 to 36 in the fourth quarter of 2005. Financial occupancy of the consolidated portfolio increased by 3.1 percentage points year-over-year and ended 2005 at 89 percent. The average monthly rent of this portfolio increased by $77 per month, or approximately 3.8 percent, and ended the year at $2,130 per occupied unit.
Management services revenue declined by approximately $0.3 million in the fourth quarter of 2005 compared to the fourth quarter of 2004, reflecting the loss of the management fees on the six joint venture communities which are now leased and fully consolidated.
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Revenues under management increased approximately 10 percent to $44.0 million in the fourth quarter of 2005 from $40.0 million in the fourth quarter of 2004. Revenues under management include revenues generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company.
While revenues increased by $7.6 million in the fourth quarter of 2005 compared to the prior year period, total expenses increased by approximately $6.4 million, resulting in a 59 percent increase in income from operations.
Operating expenses increased by $4.3 million from the fourth quarter of 2004. As a percentage of resident and healthcare revenues, operating expenses improved from 68.3 percent last year to 65.0 percent this year. This improvement was despite over $0.3 million of expenses for hurricane-related damage which occurred at two communities in the fourth quarter.
General and administrative expenses were $0.2 million lower in the fourth quarter of 2005 than in the fourth quarter of 2004, largely due to expenditures for Sarbanes-Oxley compliance taking place earlier in the current year. Approximately $0.1 million of general and administrative expense in the fourth quarter of 2005 was due to the Company’s early adoption on July 1, 2005 of Statement of Financial Accounting Standards No 123 (revised). The Company recognized compensation expense for new share-based awards and recognized compensation expenses for the remaining vesting periods of awards that had been included in pro-forma disclosures in prior periods.
General and administrative expenses as a percentage of revenues under management were approximately 6.7 percent in the fourth quarter of 2005, compared to 7.8 percent in the fourth quarter of 2004.
Lease costs for the quarter were approximately $2.1 million, reflecting an 8% lease rate on approximately $105.0 million of leases on seven communities.
Adjusted EBITDAR (defined as income from operations plus depreciation and amortization and facility lease expense) for the fourth quarter of 2005 was approximately $8.4 million, compared to $5.1 million in the fourth quarter of 2004.
The Company recognized a gain on sale of properties of approximately $0.1 million in the fourth quarter of 2005 reflecting the amortization of the approximate $4.0 million gain realized on the sale of six communities to Ventas which had been owned by the Company’s joint venture with Blackstone. This gain will be amortized over the initial ten-year term of the Company’s lease with Ventas.
Interest expense net of interest income was $5.0 million in the fourth quarter of 2005, compared to $4.0 million in the fourth quarter of 2004. The increase is primarily due to higher rates on the Company’s variable rate debt. The Company’s weighted average
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interest rate was 7.2 percent at the end of 2005. During 2006, the Company intends to retire debt through sale/leaseback transactions, use cash proceeds to repay additional variable rate debt and fix most of the remaining debt at rates about 200 basis points below current levels.
The Company reported a pre-tax loss of approximately $1.7 million in the fourth quarter of 2005 compared to a pre-tax loss of approximately $2.6 million in the fourth quarter of 2004. The pre-tax loss in the fourth quarter of 2005 includes approximately $0.5 million of expense for three items: 1) two of the Company’s owned communities sustained hurricane-related storm damage of approximately $0.3 million, 2) the treasury rate lock agreements resulted in approximately $0.1 million of expense in the quarter, and 3) the early adoption of FAS 123R caused the Company to recognize approximately $0.1 million of compensation expense for non-cash share-based compensation.
KPMG LLP was engaged by the Company as its independent auditors on June 21, 2005 and is now conducting its first audit of the consolidated financial statements. The Company is reviewing its provision for income taxes internally and with KPMG LLP in their capacity as Independent Registered Public Accountants. As part of this review, the Company is evaluating deferred tax assets and liabilities. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Completion of this review is expected prior to the Company’s filing of its Form 10-K, at which time the Company’s provision for income taxes will be determined.
Full Year Results
For the 2005 full year, the Company generated revenues of $105.2 million, compared to revenues of $93.3 million in 2004, an increase of approximately $12.0 million or 13 percent.
Adjusted EBITDAR for 2005 was $26.1 million, an increase of approximately $7.3 million or 39 percent from the prior year.
“Our business plan and asset base have positioned us well to capitalize on improving Company and industry operating metrics,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “We continue to create value for our shareholders by increasing occupancies, rental rates and operating income. The sale/leaseback strategy which we are executing is enabling us to convert the equity in our communities to cash, which we will use for debt repayment and/or future investment opportunities.”
Capital Overview and Financing
In the fourth quarter of 2005, the Company recorded a pre-tax loss of $0.1 million on treasury rate lock agreements with a previous lender to Triad II, which was acquired by the Company in July of 2003. These rate lock agreements, along with interest rate swaps, were originally required by the lender to hedge the risk that the costs of future
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issuance of debt may be adversely affected by changes in interest rates. The debt related to these agreements was refinanced in the fourth quarter of 2004, no longer qualifying these agreements as an effective interest rate hedge.
The Company reflects the interest rate lock agreements at fair value on the balance sheet and related gains and losses are reflected on the income statement. The mark-to-market value of these obligations generally moves in the opposite direction of the yield on the 10-year treasury note.
During the fourth quarter, the settlement amount of this obligation increased by approximately $0.1 million. For the full year of 2005, the Company recognized a loss on this obligation of approximately $0.6 million. The Company settled the interest rate lock liability on January 3, 2006 by paying $1.8 million in cash and converting the remaining balance of $5.7 million to a five-year note. The note bears interest at LIBOR plus 250 basis points with principal amortized over a seven-year term.
The Company had total mortgage debt of $255.0 million on December 31, 2005. Approximately $174.2 million of debt, or 68 percent of the total, was sensitive to changes in short-term rates and $80.8 million, or 32 percent of the total, was at fixed rates at the end of the quarter. At December 31, 2005, the Company had interest rate caps in place on $150.0 million of the $174.2 million of variable rate debt. Variable interest rates on the $150.0 million amount are capped at approximately 35 basis points over the present one-month LIBOR rate. At the end of the fourth quarter, the interest rate on the variable rate debt was approximately 7.4 percent and the fixed rate debt averaged 6.8 percent.
The Company is executing a strategy to convert additional variable rate debt to fixed interest rates. By generating cash through additional sale/leaseback transactions, the Company intends to reduce its overall borrowing and fix the remaining debt at attractive rates. The successful execution of this strategic objective should reduce leverage, interest expense and interest rate risk, as well as generating gains for the Company.
As of December 31, 2005, the Company had $22.8 million of cash, cash equivalents and restricted cash.
Q405 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s fourth quarter and full year 2005 results. The call will be held on Wednesday, March 8, 2006 at 11:00 am Eastern Time.
The call-in number is 719-457-2684, confirmation code 7845257. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
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For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting March 8, 2006 at 2:00 pm Eastern Time, until March 14, 2006 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 7845257. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, and will be available until the next earnings release date.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 59 senior living communities in 21 states with an aggregate capacity of approximately 9,200 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 7 leased communities and 15 communities it manages for third parties. In the communities operated by the Company, 82 percent of residents live independently, 16 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDA, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Resident and health care revenue	$30,794	$22,975	$101,770	$90,544
Unaffiliated management services revenue	422	416	1,626	726
Affiliated management services revenue	256	532	1,834	1,992

Total revenues	31,472	23,923	105,230	93,262
Expenses:
Operating expenses (exclusive of depreciation and amortization shown below)	20,020	15,704	68,707	64,772
General and administrative expenses	2,936	3,128	10,187	9,552
Provision for bad debts	113	22	258	198
Facility lease expense	2,070	—	2,070	—
Depreciation and amortization	3,168	3,078	12,606	12,009

Total expenses	28,307	21,932	93,828	86,531

Income from operations	3,165	1,991	11,402	6,731
Other income (expense):
Interest income	38	104	133	572
Interest expense	(5,017)	(4,112)	(18,595)	(15,769)
Gain (loss) on sale of assets	104	(196)	104	(37)
Write-off deferred loan costs	(25)	(542)	(25)	(824)
Gain on interest rate swap agreement	—	1,435	—	1,435
Loss on treasury rate lock agreement	(63)	(1,356)	(641)	(1,356)
Other income	48	66	416	182

Loss before income taxes and minority interest in consolidated partnership	(1,750)	(2,610)	(7,206)	(9,066)
Minority interest in consolidated partnership.	16	2	19	38

Loss before income taxes	$(1,734)	$(2,608)	$(7,187)	$(9,028)

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Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q4 05	Q4 04	Q4 05	Q4 04	Q4 05	Q4 04
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	29	29	4,831	4,831	4,324	4,324
Leased	7	—	1,416	—	1,110	—
Joint Venture communities (equity method)	4	10	698	1,867	628	1,576
Third party communities managed	15	15	1,970	1,970	1,688	1,688

Total	55	54	8,915	8,668	7,750	7,588

Independent living			7,560	7,331	6,486	6,340
Assisted living			1,185	1,167	1,094	1,078
Skilled nursing			170	170	170	170

Total			8,915	8,668	7,750	7,588
II. Percentage of Operating Portfolio
Consolidated communities
Owned	52.7%	53.7%	54.2%	55.7%	55.8%	57.0%
Leased	12.7%	0.0%	15.9%	0.0%	14.3%	0.0%
Joint venture communities (equity method)	7.3%	18.5%	7.8%	21.5%	8.1%	20.8%
Third party communities managed	27.3%	27.8%	22.1%	22.7%	21.8%	22.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			84.8%	84.6%	83.7%	83.6%
Assisted living			13.3%	13.5%	14.1%	14.2%
Skilled nursing			1.9%	2.0%	2.2%	2.2%

Total			100.0%	100.0%	100.0%	100.0%
Selected Operating Results
I. Consolidated communities
Number of communities	36	29
Resident capacity	6,247	4,831
Unit capacity	5,434	4,324
Financial occupancy (1)	89.0%	85.9%
Revenue (in millions)	30.7	22.9
Operating expenses (in millions) (2)	18.2	14.4
Operating margin	41%	37%
Average monthly rent	2,130	2,053
II. Waterford / Wellington communities
Number of communities (3)	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (1)	90.8%	86.7%
Revenue (in millions)	10.6	9.7
Operating expenses (in millions) (2)	6.2	6.0
Operating margin	42%	38%
Average monthly rent	1,835	1,762
III. Total Portfolio
Number of communities	55	54
Resident capacity	8,915	8,668
Unit capacity	7,750	7,588
Financial occupancy (1)	87.8%	85.4%
Revenue (in millions)	44.0	40.0
Operating expenses (in millions) (2)	25.3	23.6
Operating margin	43%	41%
Average monthly rent	2,164	2,079
IV. General and Administrative expenses as a percent of Total Revenues under Management
Fourth Quarter Fiscal 2005	6.7%	7.8%
Full Year Fiscal 2005	5.8%	6.0%
V. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Fixed rate debt	80,802	42,759
Variable rate debt, with a floor	—	—
Variable rate debt, with a cap	150,000	184,585
Variable rate debt, no cap or floor	24,172	28,595

Total debt	254,974	255,939

Fixed rate debt — weighted average rate	6.8%	8.0%
Variable rate debt — weighted average rate	7.4%	5.5%
Total debt - weighted average rate	7.2%	5.9%

(1)	- Financial occupancy represents actual days occupied divided by total number of available days during the quarter.

(2)	- Excludes management fees, insurance and property taxes.

(3)	- Excludes Canton and Towne Centre expansions which were each consolidated with their main campus in December 2004.